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As filed with the Securities and Exchange Commission on June 23, 2003

Registration No. 333-103660

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CUBIST PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	22-3192085 (I.R.S. Employer identification No.)

65 Hayden Avenue
Lexington, MA 02421
(781) 860-8660
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael W. Bonney
President and Chief Executive Officer
CUBIST PHARMACEUTICALS, INC.
65 Hayden Avenue
Lexington, MA 02421
(781) 860-8660
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Julio E. Vega, Esq.
Matthew J. Cushing, Esq.
BINGHAM MCCUTCHEN LLP
150 Federal Street
Boston, MA 02110
(617) 951-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 23, 2003

CUBIST PHARMACEUTICALS, INC.

$75,000,000

Common Stock, $.001 Par Value

        The shares of common stock of Cubist Pharmaceuticals, Inc. covered by this prospectus may be offered and sold to the public by Cubist from time to time in one or more issuances.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CBST." The closing bid price of our common stock on the Nasdaq National Market on June 20, 2003 was $10.76 per share.

        This prospectus provides you with a general description of the shares that we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

        We will sell the shares to underwriters or dealers, through agents, or directly to investors.

Investing in these securities involves risks.
See "Risk Factors" beginning on page 8.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

        Cubist and Cidecin are our registered trademarks. This prospectus contains trademarks and trade names of other companies.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. Neither this prospectus nor any prospectus supplement is an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction where an offer or solicitation is not permitted. No sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has not been any change in our affairs since the date of this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, issue and sell to the public any part or all of the shares described in the registration statement in one or more offerings up to an aggregate dollar amount of $75,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus.

        We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act, under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http:// www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        We have filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Cubist and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

        We "incorporate by reference" our documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until this offering is completed. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

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  Current Report on Form 8-K filed with the SEC under Item 5 on June 20, 2003 (information furnished to the SEC with such report under Item 9, Regulation FD Disclosure, is not incorporated by reference into this prospectus);

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  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 17, 1996, including any amendments or reports filed for the purpose of updating that description; and

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  the description of the preferred stock purchase rights for our Series A Junior Participating Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on August 2, 1999, including any amendments or reports filed for the purpose of updating that description.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

      Cubist Pharmaceuticals, Inc.
      65 Hayden Avenue
      Lexington, MA 02421
      Attn: Jennifer LaVin
      (781) 860-8660
      e-mail: ir@cubist.com

CUBIST PHARMACEUTICALS, INC.

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors," as well as the information incorporated by reference herein, before deciding to participate in this offering.

Overview

        Since our incorporation on May 1, 1992 and commencement of operations in February 1993, we have been engaged in the research, development and commercialization of novel antimicrobial drugs to combat serious and life-threatening infections.

        We have submitted a New Drug Application, or NDA, to the United States Food and Drug Administration, or FDA, in connection with our lead product candidate, Cidecin (daptomycin for injection). We have two drug candidates, CAB-175 and oral ceftriaxone, in pre-clinical development.

Products in Development

Cidecin

        Cidecin is our lead product candidate and the first in a new class of antimicrobial drug candidates called lipopeptides. Under laboratory conditions, Cidecin exhibits rapid bactericidal activity against virtually all clinically significant Gram-positive bacteria, including multi-drug resistant bacteria. Gram-positive bacteria, such as Staphylococcus, Streptococcus and Enterococcus, targeted by Cidecin can cause a variety of serious infections that are a major cause of morbidity and mortality worldwide. In December 2002, we filed an NDA for Cidecin with the FDA for the indication of complicated skin and skin structure infections caused by Gram-positive organisms, including both susceptible and resistant strains of Staphylococcus aureus. In February 2003, the FDA accepted the Cidecin NDA filing and granted Priority Review status, which could shorten the time to approval from the standard ten to twelve months to six months. In June 2003, the FDA informed us that it anticipates completing its Priority Review of the NDA on or before September 20, 2003, a three month extension of the original action date. We are currently evaluating the safety and efficacy of Cidecin in a clinical program with Phase 3 trials underway for infective endocarditis and bacteremia. In our current clinical trials, Cidecin is administered in a single daily dose intravenously. Cidecin has proven effective in vitro in killing virtually all clinically significant, including drug-resistant, Gram-positive bacteria, including VRE, MRSA and GISA. We believe that Cidecin's broad spectrum of in vitro activity could give it a clinical therapeutic advantage over existing drugs in treating serious life-threatening Gram-positive infections, particularly in patients with compromised immune systems and in patients with infections caused by drug-resistant Gram-positive bacteria. In addition, we believe Cidecin could have an advantage over antimicrobial drugs that require administration in multiple doses each day, that take longer than 30 minutes to administer or that are administered through a central venous catheter located in parts of the body other than the arm.

CAB-175

        We have acquired the exclusive worldwide rights to develop and commercialize CAB-175. CAB-175 is a unique investigational cephalosporin antibiotic in late-stage pre-clinical development and has demonstrated in vitro activity against most clinically relevant Gram-positive and Gram-negative bacteria, including important resistant species. If successfully developed, CAB-175 could target hospitalized patient populations suffering from lower and upper respiratory infections, urinary tract infections, intra-abdominal infections, skin and soft tissue infections and febrile neutropenia. These indications represent in excess of 15 million treated patients each year on a global basis

Oral Ceftriaxone

        We have acquired the worldwide rights to research, develop, manufacture and sell an oral version of ceftriaxone. Intravenous ceftriaxone, which had sales of over $1.0 billion in 2000, is a third-generation cephalosporin that has demonstrated a broad spectrum of bactericidal antimicrobial activity against Gram-positive and Gram-negative bacteria. We believe that, if successfully developed, an oral formulation could affect the utility and revenue potential of ceftriaxone by enabling community-based prescribing and access to patients treated with Rocephin who require step-down therapy from IV to oral. We have initiated proof of principle studies in humans for oral ceftriaxone.

Our Drug Discovery Programs and Technologies

        In addition to our clinical and pre-clinical development programs, we are also pursuing multiple opportunities in new drug discovery. Focused exclusively in the antiinfective space, we utilize a variety of technologies to identify novel compounds and molecules with broad spectra of activity against bacterial pathogens. Our lipopeptide program is focused on the discovery of daptomycin-like peptides, with the goal of creating a "next generation" Cidecin. We also focus on the use of natural product sources and screening methods to discover novel antimicrobial drugs. In addition to facilitating the harvesting of molecules from previously untapped sources, these technologies provide unique methods for generating improved versions of existing drugs by altering the metabolic pathways responsible for their production.

Our Business Strategy

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  Develop and commercialize Cidecin.

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  Develop existing pre-clinical candidates.

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  Discover and develop new antiinfective drug candidates.

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  License new drugs and new drug candidates.

Additional Information

        For additional information regarding our business, please see "Part I, Item 1—Business" of Cubist's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated herein by reference.

Our Address

        Our headquarters are located at 65 Hayden Avenue, Lexington, Massachusetts, 02421 and our telephone number is (781) 860-8660.

FORWARD-LOOKING STATEMENTS

        This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, these statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "would," "expect," "anticipate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state trends and known uncertainties or other forward-looking information. You are cautioned that forward-looking statements are based on current expectations and are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the risks and uncertainties described or discussed in the Section "risk factors" below. The forward-looking statements contained herein represent our judgment as of the date of this prospectus, and Cubist cautions readers not to place undue reliance on such statements.

        Forward-looking statements include information concerning possible or assumed future results of our operations, including, but not limited to, statements regarding:

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  our ability to use our research and development and technology platforms to identify potential product candidates;

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  our expectations regarding selection of clinical development candidates;

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  our expectations regarding clinical trials and development time lines;

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  whether we will receive, and the potential timing of, regulatory approvals or clearances to market potential products;

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  the continuation of our collaborations with our partners;

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  our ability to manufacture products on a commercial scale;

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  our expectation regarding our ability to commercialize products in the coming years;

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  our future capital requirements and our ability to finance our operations;

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  the timing of new product launches; and

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  our expectations regarding business conditions generally and growth in the biopharmaceutical industry and overall economy.

        Many factors could affect our actual financial results, and could cause these actual results to differ materially from those in these forward-looking statements. These factors include, but are not limited to, the following:

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  unanticipated increases in financing and operating costs;

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  general economic or business conditions being less favorable than expected;

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  legislative or regulatory changes adversely affecting cubist or the biopharmaceutical industry generally;

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  our inability to further identify, develop and achieve commercial success for new products and technologies;

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  the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials;

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  the risk that research and development may not result in marketable products;

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  the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates;

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  our dependence upon pharmaceutical and biotechnology collaborations;

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  the levels and timing of payments under our collaborative agreements;

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  uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all;

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  our ability to manufacture products on a commercial scale; and

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  our ability to protect our proprietary technologies.

RISK FACTORS

        Investing in our company involves a high degree of risk. You should consider carefully the risks described below, together with the other information in and incorporated by reference into this document. If any of the following risks actually occur, our business, operating results or financial condition could be materially adversely affected. This could cause the market price of our common stock to decline, and could cause you to lose all or part of your investment.

  Risks relating to daptomycin

Our operating results for the foreseeable future will depend significantly on our ability to commercialize daptomycin successfully, if it is approved by the FDA.

        The commercialization of daptomycin involves a high degree of risk. Many important factors may affect our ability to successfully commercialize daptomycin, including, but not limited to, our ability to:

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  meet applicable regulatory standards and receive required regulatory approvals in each country where we intend to sell daptomycin;

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  conduct additional clinical trials to successfully demonstrate safety and efficacy in areas other than complicated skin and skin structure infections;

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  obtain, maintain, and enforce necessary patents and licenses;

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  produce daptomycin in commercial quantities at reasonable costs;

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  build a sales and marketing infrastructure;

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  establish collaborations with third party commercialization partners;

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  establish relationships with third party distributors and wholesalers;

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  compete successfully against other existing products and other future products.

        We cannot be sure that we will be successful at any or all of the foregoing items. As a result, even if daptomycin receives regulatory approval, we may not generate revenues or royalties from sales of daptomycin.

Daptomycin may not receive regulatory approval in the U.S. or in other countries.

        Daptomycin is first drug for which we have conducted clinical trials, and it is the first drug for which we have filed for regulatory approval. We have only filed for regulatory approval in the U.S. Although the FDA has given daptomycin priority review, we may not obtain regulatory approval to commercialize daptomycin in the U.S. or in other countries. If we do not obtain regulatory approval for daptomycin, we will not receive any revenues or royalties from commercial sales of daptomycin.

We depend on third parties to manufacture daptomycin, and our commercialization of daptomycin could be stopped, delayed, or made less profitable if those third parties fail to provide us with sufficient quantities of daptomycin at acceptable prices.

        We anticipate that we will depend entirely on one company, DSM Capua, or DSM, to manufacture bulk daptomycin drug substance for commercial sale at the time of the potential U.S. launch of daptomycin unless FDA approval for such launch is withheld or delayed past 2003. We currently depend entirely on one company, ACS Dobfar, or ACS, to manufacture bulk daptomycin drug substance for our clinical trials. We have entered into manufacturing and supply agreements with both DSM and ACS to manufacture and supply to us bulk daptomycin drug substance for commercial purposes. We currently depend on one company, Abbott Laboratories, or Abbott, to manufacture clinical grade vialed formulations of daptomycin. We have also entered into a development and supply agreement with Abbott to manufacture and supply final vialed daptomycin commercial drug product.

        We may not be able to enter into definitive agreements on acceptable terms for the expanded commercial scale manufacturing of daptomycin, either for bulk or final vialed substance. If we are unable to enhance our current manufacturing network, we could experience significant delays in the supply of daptomycin. If we are required to transfer manufacturing processes to other third-party manufacturers, we would be required to satisfy various additional regulatory requirements, and we could experience significant delays in supply of daptomycin.

If we are unable to develop satisfactory sales and marketing capabilities, we may not succeed in commercializing daptomycin.

        We have not previously marketed or sold a drug product. Except for a marketing collaboration in Israel and Palestine, we do not have a sales and marketing collaboration for daptomycin anywhere in the world. We may seek to collaborate with third parties to market daptomycin, or we may seek to develop marketing and sales capabilities on our own. If we seek to collaborate with third parties, we cannot be sure that collaborative agreements can be reached on terms acceptable to us. If we seek to market and sell daptomycin by ourselves in North America, we will need to hire a significant sales force and marketing team with extensive sales and marketing skills. We cannot be sure that we will be able to acquire, or establish third party relationships to provide, any or all of these marketing and sales capabilities in North America.

Daptomycin faces significant competition.

        The market for therapeutic products that address infectious diseases is large; competition is intense and may increase. Should daptomycin receive regulatory approval, it would face worldwide competition from commercially available drugs such as vancomycin (marketed generically by Abbott, Shionogi & Co. Ltd., and others), Zyvox (marketed by Pharmacia Corporation), and Synercid (marketed by King Pharmaceuticals). In addition, daptomycin may face competition from drug candidates currently in clinical development. Several products currently in development at competitors may prove to be competitive to daptomycin and could receive regulatory approval before daptomycin does.

Daptomycin may not be accepted by physicians, patients, third party payors, or the medical community in general.

        The commercial success of daptomycin will depend upon its acceptance by the medical community. We cannot be sure that daptomycin will be accepted by purchasers in the pharmaceutical market even if it is approved by the relevant regulatory authorities. Daptomycin will compete with a number of existing antiinfective drugs manufactured and marketed by major pharmaceutical companies and potentially against new antiinfective drugs that are not yet marketed. The degree of market acceptance of daptomycin depends on a number of factors, including, but not limited to:

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  the demonstration of the clinical efficacy and safety of daptomycin;

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  the advantages and disadvantages of daptomycin compared to alternative therapies;

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  our ability to educate the medical community about the safety and effectiveness of daptomycin; and

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  the reimbursement policies of government and third party payors.

        We cannot be sure that physicians, patients, third party payors, or the medical community in general will accept and utilize daptomycin.

  Risks Relating to Research and Development

If we are unable to discover, develop, and commercialize drug products, we may not generate significant revenues or become profitable.

        We currently have only three product candidates, and two of these are in the early stages of development. We do not know whether any of these three product candidates, or any other discovery or in-licensing efforts, will result in a marketable product. To date, we have not commercialized any products nor recognized any revenue from product sales. To commercialize products will require significant additional investment in research and development, pre-clinical testing and clinical trials, regulatory approvals, sales and marketing, and other infrastructure necessary to conduct commercial sales of pharmaceutical products. Pre-clinical and clinical testing will likely take several years, and we cannot predict with accuracy the time required to commercialize new pharmaceutical products. Even if we are successful in building commercial capabilities and generating revenue, we may not be successful in manufacturing drug products economically, our drug products may not be well received by the marketplace, or other drug products may be developed that are superior to ours. As a result, even if we commercialize one or more drug products, we may not become profitable.

Our approach to drug discovery is unproven, we have not discovered any drug candidates, and we may not discover any drug candidates.

        Our approach to drug discovery requires the development of multiple novel technologies to create a successful drug candidate. While we have demonstrated that some compounds have the ability to inhibit the activity of certain molecular targets and bacterial growth, we have not proven that these compounds can be utilized clinically as a therapeutic drug. We have not tested any drug candidates developed from our drug discovery program in humans, and we cannot assure you that there will be clinical benefits associated with any drug candidates we do develop. Our failure to develop new drug candidates could have a material adverse effect on our business, operating results and financial condition.

Our research and development program for drug products other than daptomycin is at an early stage, and we cannot be certain our program will result in the commercialization of any drug.

        Except for our development program for daptomycin, our research and development program is at an early stage. To date, we have not, independently or with our collaborative partners, optimized any lead drug candidates generated in our research program. Any drug candidates we develop will require significant additional research and development efforts prior to commercial sale, including extensive pre-clinical and clinical testing, and regulatory approval. This may require increases in spending on internal projects, the acquisition of third party technologies or products and other types of investments. We cannot be sure that our approach to drug discovery, acting independently or with our collaborative partners, will be effective or will result in the development of any drug candidate. We cannot be sure that we will be able to in-license any drug candidate. Even if we are able to discover or in-license additional drug candidates, we cannot be sure that we will be able to develop such candidates successfully. In addition, even if we are successful in developing one ore more drug candidates, we cannot expect that any drug products that do result from our research and development efforts will be commercially available for many years.

        Even if we receive initially positive pre-clinical or clinical results, those results will not necessarily mean that similar results will be obtained in the later stages of drug development. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will be:

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  safe and effective;

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  approved by regulatory authorities;

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  developed into a commercially viable drug;

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  manufactured or produced economically;

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  successfully marketed; or

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  accepted widely by customers.

We have limited experience in conducting the pre-clinical and clinical testing necessary for us to obtain regulatory approvals of our drug candidates.

        Before we receive regulatory approvals for the commercial sale of any of our drug candidates, our drug candidates are subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy in humans. We depend on our collaborative partners to assist us with our pre-clinical testing and clinical trials for our drug candidates. We have limited experience in conducting pre-clinical testing or clinical trials. We have conducted clinical trials with daptomycin, but we have not conducted clinical trials for any other drug candidates. We have initiated bioavailablity, pharmacokinetic, and safety studies in healthy human volunteers for CAB-175 and oral ceftriaxone, but we have not initiated formal clinical trials for these drug candidates. Furthermore, we cannot be sure that pre-clinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of our drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology and pharmaceutical industries, including companies with greater experience in pre-clinical testing and clinical trials than we have, have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate and could have a material adverse effect on our business, operating results and financial condition.

Delays in enrolling patients or developing suitable protocols for clinical trials could increase costs and delay regulatory approvals.

        The rate of completion of our clinical trials will depend on the rate of patient enrollment. There will be substantial competition to enroll patients in clinical trials for our drug candidates in development, and the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. In addition, there may be limited availability of patients who meet the criteria for certain clinical trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals.

        Our clinical trials must be carried out under protocols that are acceptable to regulatory authorities and to the committees responsible for clinical studies at the sites at which the studies are conducted. There may be delays in preparing protocols or receiving approval for them that may delay either or both of the start and finish of our clinical trials. In addition, feedback from regulatory authorities or results from earlier stage clinical studies might require modifications or delays in later stage clinical trials. These types of delays can result in increased development costs and delayed regulatory approvals.

If clinical trials for our drug candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business.

        Before obtaining regulatory approvals for the commercial sale of any products we develop, we must demonstrate through pre-clinical testing and clinical trials that our drug candidates are safe and effective for use in humans. Conducting pre-clinical testing and clinical trials is a lengthy, time-consuming and expensive process. Completion of clinical trials may take several years. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

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  slower than expected rate of hospital and patient recruitment;

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  inability to manufacture sufficient quantities of materials for use in clinical trials;

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  unforeseen safety issues;

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  lack of efficacy during the clinical trials;

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  inability to adequately follow patients after treatment;

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  governmental or regulatory delays;

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  the failure of third-party clinical trial managers to perform; or

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  the failure of our clinical investigational sites and related facilities and records to be in compliance with Good Clinical Practices

The results from pre-clinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. If clinical trials for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

If we cannot enter into new licensing arrangements, we may not be able to expand our product pipeline.

        All three of our drug candidates (daptomycin, CAB-175, and oral ceftriaxone) are the result of in-licensing activities. In-licensing drug candidates developed by other pharmaceutical and biotechnology companies or academic research laboratories is an important part of our business strategy. We cannot be sure that we will be successful in identifying potential candidates to in-license or that we will be successful in negotiating agreements with owners of such technology. Competition for acquiring promising compounds can be intense. If we are not able to identify future licensing opportunities and enter into future licensing arrangements on acceptable terms, we may not be able to expand our product pipeline.

  Risks Relating to Collaboration

If our collaborative partners do not perform, we may not be successful.

        We have entered into, and will continue to enter into, collaborative arrangements with multiple third parties to discover, test, manufacture, and market drug candidates and drug products. These collaborations are necessary for us to research, develop, and commercialize drug candidates. We may not be successful if our collaborators do not perform. Current or future collaborative arrangements may not be successful because our collaborators do not perform their obligations as expected. Dependence on collaborative arrangements with third parties is a critical part of our business strategy, and any inability on our part to be able to establish collaborations on terms favorable to us or to work successfully with our current collaborators will have an adverse effect on our operations and financial performance.

Collaborative partners may not devote adequate resources to their collaborations with us and/or they may take actions that are contrary to our interests.

        The amount and timing of resources dedicated by our collaborative partners to their respective collaborations with us is not under our control. Some drug candidates discovered by us may be viewed by our collaborative partners as competitive with their drug candidates or drug products. Accordingly, our collaborative partners may not elect to proceed with the development of drug candidates that we believe to be promising. In addition, our collaborative partners may pursue their own existing or alternative technologies in preference to our drug candidates.

        As a result:

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  the interests and goals of our collaborative partners might not always align with ours;

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  some of our collaborative partners might develop independently, or with others, drug products that could compete with ours; or

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  disagreements over proprietary rights might lead to delays in research or in the development and commercialization of product candidates and might result in litigation or arbitration, either of which would be time consuming and expensive.

Collaborative partners may breach or terminate their agreements with us.

        If any of our collaborative partners breaches or terminates its agreement with us or otherwise fails to conduct its collaborative activities in a timely manner:

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  the development or commercialization of any drug candidate or research program under these collaborative agreements may be delayed;

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  we may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to such development or commercialization; or

  •
  the development or commercialization of a drug candidate could be terminated.

        We cannot be sure that we will be able to establish additional collaborative relationships on terms acceptable to us or to continue our existing collaborative arrangements.

We are completely dependent on relationships with other companies for our manufacturing capabilities.

        We do not have the capability to manufacture our own drug substance or drug product. In order to continue to develop drug products for regulatory approvals and to be able to commercialize drug products, we will need to develop manufacturing capabilities or contract for such capabilities. We lack the facilities and personnel to manufacture drug substance or drug product in accordance with the Good Manufacturing Practices prescribed by the FDA. We do not have the capability to manufacture any drug substance or drug product in sufficient quantity for either clinical trials or commercial sale. Drug manufacturing facilities are subject to an inspection before the FDA will issue an approval to market a new drug product, and any third party manufacturers that we use must adhere to the current Good Manufacturing Practices regulations prescribed by the FDA. We may not be able to enter into definitive agreements on acceptable terms for the manufacture of any drug substance or drug product that we may develop. If we are unable to establish, develop, and maintain relationships for manufacturing capabilities on acceptable terms, we will not be able to conduct clinical trials or sell drug products. Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured drug substance and drug product ourselves, including reliance on the third party for regulatory compliance, the possibility of breach of the manufacturing arrangement by the third party and the possibility of termination or non-renewal of the arrangement by the third party, based on its own priorities, at a time that is costly or inconvenient to us.

  Risks Relating to Intellectual Property

We may not be able to obtain, maintain or protect certain proprietary rights necessary for the development and commercialization of our product candidates and research technologies.

        Our commercial success will depend in part on obtaining and maintaining United States and foreign patent protection for our product candidates and research technologies and successfully defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Legal standards relating to the validity and scope of patents covering pharmaceutical and biotechnological inventions are still developing. Our patent position is highly uncertain and involves complex legal and factual questions and we cannot predict the scope and breadth of patent claims that may be afforded to our patents or to other companies' patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate patent litigation against a third party.

        To date, we own or co-own 33 issued U.S. patents, 24 pending U.S. patent applications, 12 issued foreign patents and numerous pending foreign patent applications. We have licenses to research, develop and commercialize an oral formulation of ceftriaxone from International Health Management Associates, or IHMA, and the University of Utah under an issued U.S. patent related to oral formulations of ceftriaxone, and together with the University of Utah and IHMA, we co-own pending U.S. and foreign patent application equivalents related to oral formulations and specific oral dosage forms of antibiotics. We have also licensed exclusive worldwide rights to a novel cephalosporin known as CAB-175 from Biochemie GmbH, a unit of Novartis Generic business sector. Additionally, we have exclusively licensed rights from Eli Lilly under U.S. patents and foreign patents related to the composition, manufacture, and use of daptomycin. Eli Lilly has also agreed to assign to us other U.S. patents and foreign patents related to the composition, manufacture and use of daptomycin. The primary composition of matter patent covering daptomycin in the U.S. has expired. However, we have also filed a number of patent applications in our name relating to the composition, manufacture, administration and use of daptomycin and other lipopeptides. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

        The degree of future protection for our proprietary rights is uncertain. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents, whether directly owned by us or licensed to us, were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide sufficient protection against competing products or processes.

        We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we maintain a competitive advantage by relying on trade secret and unpatented proprietary information, such competitive advantage may be compromised if others independently develop the same or similar technology, resulting in an adverse effect on our business, financial condition and results of operations. We seek to protect trade secrets and proprietary information in part through confidentiality provisions and invention assignment provisions in agreements with our collaborative partners, employees and consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches. If our collaborative partners, employees or consultants develop inventions or processes independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those inventions and/or processes. Such inventions and/or processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Moreover, the laws of foreign countries in which we market our drug products may afford little or no effective protection of our intellectual property.

        We also occasionally engage in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or by such agreements.

        CUBIST and CIDECIN are currently our principal registered trademarks in the U.S., although other applications for trademarks and/or service marks are currently pending in the U.S. Patent and Trademark Office and foreign trademark offices, and additional applications may be filed from time to time. We cannot be sure that our trademarks will be acceptable to regulatory authorities.

Third party patent and intellectual property rights may interfere with our ability to commercialize drug products and research technologies.

        Because the patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions, the patents owned and licensed by us, or any future patents, may not prevent other companies from developing similar or therapeutically equivalent drug products or ensure that others will not be issued patents that may prevent the sale of our drug products or require licensing and the payment of significant fees or royalties. Moreover, to the extent that any of our future drug products or methods are not patentable, that such drug products or methods infringe the patents of a third party, or that our patents or future patents fail to give us an exclusive position in the subject matter claimed in those patents, we will be adversely affected. If our drug candidates, drug products, or processes are found to infringe the patents of others or are found to impermissibly utilize the intellectual property of others, our development, manufacture and sale of our infringing drug candidates or drug products could be severely restricted or prohibited. We may be unable to avoid infringement of a third party patent and may have to obtain a license, defend an infringement action, or challenge the validity of a patent in a court of law or agency of competent jurisdiction. A license may be unavailable on terms and conditions acceptable to us, if at all. Intellectual property litigation can be expensive and time consuming and we may be unable to prevail in any such litigation or devote sufficient resources to pursue such litigation. If we do not obtain an appropriate license, if we are found liable for patent infringement or trade secret misappropriation, or if we are not able to have such patents declared invalid and/or unenforceable, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market, and/or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

  Risks Relating to Our Financial Condition

We are not a self-sustaining business, and we will require additional funds.

        Currently, we are not a self-sustaining business, and certain economic and strategic factors will require us to seek substantial additional funds in order to:

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  finance our drug discovery and development programs;

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  enhance our manufacturing capabilities;

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  enhance our marketing capabilities;

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  develop sales capabilities;

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  pursue regulatory approvals;

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  fund our operating expenses;

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  license or acquire additional drug candidates or technologies;

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  prosecute and defend our intellectual property rights.

        We may seek additional funding through public or private financing or other arrangements with collaborative partners. If we raise additional funds by issuing equity securities, further dilution to existing stockholders may result. In addition, as a condition to giving additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. We cannot be sure, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms.

If we fail to obtain additional capital, we will be unable to execute our current business plan successfully.

        We believe that our existing cash, cash equivalents, short-term investments and cash flow from revenues will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least the end of 2003. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because of unforeseen circumstances or circumstances beyond our control. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations, or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If we fail to obtain additional capital, we will not be able to execute our current business plan successfully.

We have incurred substantial losses in the past and expect to incur additional losses over the next several years.

        Since we began operations, we have incurred substantial net losses in every fiscal period. We had net losses of $82.4 million in 2002, and we had an accumulated deficit of $260.4 million through December 31, 2002. These losses have resulted principally from costs in conducting research and development activities, conducting clinical trials and associated administrative costs.

        While we do not currently maintain cost accounting systems to accurately track costs on an individual project basis, based on an estimated average full-time equivalent basis, we estimate that in 2002 we incurred costs in an approximate aggregate amount of $2.8 million in connection with all of our research collaborations which generated approximately $3.0 million of revenue in the aggregate in 2002.

        We expect to incur significant additional operating losses over the next several years as we expand our research and development efforts and our pre-clinical testing and clinical trials and we implement manufacturing, marketing and sales programs. As a result, we cannot predict when we will become profitable, if at all, and if we do, we may not remain profitable for any substantial period of time. If we fail to achieve profitability within the time frame expected by investors, the market price of our common stock may decline.

Our indebtedness and debt service obligations may adversely affect our cash flow.

        Our annual debt service obligations on our 5 1/2% subordinated convertible notes due 2008 are approximately $9.1 million per year in interest payments, and our annual debt service obligations on our 8 1/2% senior convertible notes due in 2005 are approximately $3.3 million per year in interest payments. In addition, we have a credit facility with a maximum availability of $5.0 million. We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further.

        We intend to fulfill our debt service obligations both from cash generated by our operations and from our existing cash and investments. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our debt service obligations, we may have to delay or curtail research and development programs.

        Our indebtedness could have significant negative consequences, including, but not limited to:

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  requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including reinvesting in our business;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  limiting our ability to obtain additional financing; and

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

  Risks Relating to Investment

Our stock price may be volatile, and your investment in our stock could decline in value.

        The trading price of our common stock has been, and is likely to continue to be, extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

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  our failure to commercialize one or more drug products;

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  adverse results or delays in clinical trials;

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  the termination of a collaboration or the inability to establish one or more collaborations;

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  our decision to initiate clinical trial, not to initiate a clinical trial, or to terminate an existing clinical trial;

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  inability to obtain adequate product supply for any approved drug product or inability to do so at acceptable prices;

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  adverse regulatory decisions;

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  new products or services offered by us or our competitors;

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  failure to meet our publicly announced revenue projections;

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  actual or anticipated variations in quarterly operating results;

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  changes in financial estimates by securities analysts;

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  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

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  issuances of debt or equity securities; and

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  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their best interests and not necessarily those of other stockholders.

        As of January 1, 2003, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 39% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

We have implemented anti-takeover provisions that could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders.

  Risks Relating to Competition

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

        The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical and chemical companies, biotechnology companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more experienced marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drug products that are more effective or less costly than any drug candidate that we are currently developing or that we may develop, which could render our technology and future drug products obsolete and noncompetitive.

        Competitors could obtain FDA or other regulatory approvals for drug candidates before we can. In general, companies that begin commercial sale of their drug products before their competitors have a significant competitive advantage in the marketplace, including the ability to obtain patent and FDA marketing exclusivity rights that would delay our ability to market specific products. Even if our drug candidates are approved for sale, we may not be able to compete successfully with existing drug products or drug candidates under development at the time of our approval. The inability to compete with existing drug products and/or the subsequent introduction of drug products that would compete with our drug candidates or drug products could have a material adverse impact on our operating results.

Even if we commercialize one or more drug products, competitors may develop drug products that make our drug products obsolete.

        Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Even if we are successful in developing effective drug products, new drug products introduced after we commence marketing of any drug product may be safer, more effective, less expensive, or easy to administer than our drug product.

  Risks Relating to Personnel

We depend on certain key employees, and the loss of any key employee could potentially harm our business.

        We believe that our ability to successfully implement our business strategy is highly dependent on key employees in all areas of the organization. In addition, our success is highly dependent on our ability to attract, train, retain, and motivate high quality personnel, especially for our senior management team. The loss of the services of any of our executive officers, officers, or other key employees could potentially harm our business or financial results.

We operate in a competitive labor market, and our inability to hire and retain highly qualified personnel could limit our operations and results.

        Our success in large part depends upon our ability to attract, train, motivate and retain qualified personnel for all aspects of our business. In recent years, because of great demand for qualified personnel and the numerous opportunities available to them in the biotechnology and pharmaceutical industries, we have experienced intense competition in attracting and retaining employees from the limited number of qualified personnel available. Because of this intense competition, we have had to interview an increasing number of candidates to meet our hiring needs. Other biotechnology and pharmaceutical companies with whom we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these factors may be more appealing to high quality candidates than what we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate at which we can discover, develop and commercialize drug candidates will be limited.

  Risks Relating to Liability

We could incur substantial costs resulting from product liability claims relating to our pharmaceutical products.

        The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims and possible adverse publicity. These risks will expand with respect to drug candidates, if any, that receive regulatory approval for commercial sale. Product liability insurance is expensive, is subject to deductibles and coverage limitations, and may not be available in the future. While we currently maintain product liability insurance coverage that we believe is adequate for our current operations, we cannot be sure that such coverage will be adequate to cover any incident or all incidents. In addition, we cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in a sufficient amount, that our insurer will not disclaim coverage as to a future claim or that a product liability claim would not otherwise adversely affect our business, operating results or financial condition.

Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

        Our research and development involves the controlled use of hazardous materials, chemicals, viruses, bacteria, and various radioactive compounds. We are subject to numerous environmental and safety laws and regulations. We are subject to periodic inspections for possible violations of any environmental or safety law or regulation. Any violation of, and the cost of compliance with, the regulations could adversely effect our operations. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines.

  Risks Relating to Our Strategy

We may undertake additional strategic acquisitions in the future, and difficulties integrating such acquisitions could damage our ability to attain or maintain profitability.

        We may acquire additional businesses that complement or augment our existing business. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

We may undertake additional in-licensing transactions in the future, and we cannot be sure that any in-licensed compound or technology will result in a commercial drug product.

        We have in-licensed two compounds, daptomycin and CAB-175, and one drug development technology relating to oral ceftriaxone. These in-licensing activities represent a significant expense for Cubist. Neither CAB-175 nor oral ceftriaxone has reached formal clinical testing (although we have performed proof of principle studies in healthy human volunteers outside the U.S.), and there can be no assurance that either will do so. We may in-license additional compounds or technologies, but there can be no assurance that we will be successful in developing them.

  Risks Relating to International Operations

A variety of risks associated with our international operations could materially adversely affect our business.

        Because we have a portion of our research operations in United Kingdom, we have manufacturing and clinical relationships outside the U.S., and we plan to market daptomycin worldwide, we are, and will continue to be, subject to additional risks related to operating in foreign countries. Associated risks of conducting operations in foreign countries include, but are not limited to:

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  differing regulatory requirements for drug approvals in foreign countries;

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  unexpected changes in tariffs, trade barriers and regulatory requirements;

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  economic weakness, including inflation, or political instability in particular foreign economies and markets;

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  compliance with tax, employment, immigration and labor laws for employees living and traveling abroad;

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  foreign taxes including withholding of payroll taxes;

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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business or operating a subsidiary in another country;

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  workforce uncertainty in countries where labor unrest is more common than in the U.S.;

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  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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  business interruptions resulting from geo-political actions, including, but not limited to, war and terrorism.

        These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

  Risks Relating to Regulatory Matters

If we do not obtain regulatory approvals, we will not be able to market drug products.

        The FDA and comparable regulatory agencies in foreign countries impose substantial requirements for the development, production and commercial introduction of drug products. These include lengthy and detailed pre-clinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Such agencies, including the FDA, may impose more stringent requirements than currently in effect, which may adversely affect our planned on-going development. Any and all of our drug candidates will require governmental approvals for commercialization, and, to date, we have not obtained government approval for any drug product. Pre-clinical testing and clinical trials and manufacturing of our drug candidates will be subject to rigorous and extensive regulation by the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the drug candidate.

        Most drug candidates in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Drug candidates in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed successfully through initial human testing. Failure to demonstrate the safety and efficacy of our drug candidates in clinical trials could delay or prevent us from obtaining required approvals from regulatory authorities, which would delay or prevent us from commercializing those drug candidates. Other than with respect to daptomycin in the U.S., we cannot be sure when we, independently or with our collaborative partners, might be in a position to submit drug candidates for regulatory review. In addition, we cannot be sure that regulatory approval will be granted for those drug candidates that we submit for regulatory review. Moreover, if regulatory approval to market a drug product is granted, the approval may impose limitations on the indicated use for which the drug product may be marketed.

Even if we do obtain regulatory approvals, regulation may have a negative effect on our operating results and financial condition.

        Regulatory approvals can be conditioned on certain factors, which may delay the marketing of drug products. Regulatory approvals may also impose costly procedural requirements that increase the cost of developing, manufacturing, or marketing drug products. In addition to obtaining regulatory approval in order to be able to market a drug product, we are subject to extensive regulation relating to the manufacturing and marketing of drug products. The cost of compliance with pre- and post-approval regulation may have a negative effect on our operating results and financial condition.

If we fail to comply with extensive regulations after any regulatory approval of a drug product or if a regulatory authority withdraws its approval of a drug product, we may be forced to suspend the sale of the drug product.

        Even if initial regulatory approvals for our drug candidates are obtained, our company, our drug products and the manufacturing facilities for our drug products would be subject to continual review and periodic inspection. Later discovery of previously unknown problems with a drug product, manufacturer or facility may result in restrictions on the drug product, the manufacturer or us, including withdrawal of the drug product from the market. The FDA stringently applies regulatory standards. Our manufacturing facilities will also be subject to FDA inspections for adherence to Good Manufacturing Practices prior to marketing clearance and periodically during the manufacturing process. Failure to comply can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution In addition, the FDA may also require post-marketing testing and surveillance to monitor the effects of an approved product. In addition, if there are any modifications to a drug product, further regulatory approval will be required.

Our ability to generate future revenues from any drug products that we may successfully develop and for which we obtain regulatory approval will depend on reimbursement and drug pricing.

        Acceptable levels of reimbursement for costs of developing and manufacturing of drug products and treatments related to those drug products by government authorities, private health insurers and other organizations, such as HMOs, will have an effect on the successful commercialization of, and attracting collaborative partners to invest in the development of, our drug candidates. We cannot be sure that reimbursement in the U.S. or elsewhere will be available for any drug products we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drug products. Any reduction in demand would adversely affect our business. If reimbursement is not available or is available only at limited levels, we may not be able to obtain collaborative partners to manufacture and commercialize drug products, and may not be able to obtain a satisfactory financial return on our own manufacture and commercialization of any future drug products.

        Third party payors are increasingly challenging prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us in the future. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any drugs that are successfully developed by us and approved by regulators. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

USE OF PROCEEDS

        We intend to use the net proceeds of this offering for general corporate and working capital purposes. Although we have not yet identified any specific uses for these proceeds, we currently anticipate using the proceeds for the following purposes:

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  the continued development and commercialization of daptomycin;

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  the continued development of CAB-175;

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  the continued development of oral ceftriaxone;

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  the repurchase of a portion of our outstanding securities;

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  our drug discovery programs;

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  transactions relating to current and future real estate commitments; and

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  working capital and general corporate purposes.

        Accordingly, we will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in interest-bearing investment grade securities pending the above uses.

        In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, in-licensing, joint ventures or otherwise.

PLAN OF DISTRIBUTION

        We may sell the shares being offered by us in this prospectus:

  •
  directly to purchasers;

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  through agents;

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  through dealers;

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  through underwriters; or

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  through a combination of any of these methods of sale.

        We and our agents and underwriters may sell the shares being offered by us in this prospectus from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We may determine the price or other terms of the shares offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the applicable prospectus supplement.

        We may solicit directly offers to purchase shares. We may also designate agents from time to time to solicit offers to purchase shares. Any agent that we designate, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell such shares to the public at varying prices to be determined by such agent at the time of resale. We may engage in at the market offerings of our common stock. An "at the market" offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates. Any underwriter that we engage for an at the market offering would be named in a post-effective amendment to the registration statement containing this prospectus. Additional details of our arrangement with the underwriter, including commissions or fees paid by us and whether the underwriter is acting as principal or agent, would be described in the related prospectus supplement. If we use underwriters to sell shares, we will enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement which will be used by them together with this prospectus to make resales of the shares to the public. In connection with the sale of the shares offered, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the shares.

        Underwriters may also use dealers to sell shares. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by us to underwriters in connection with the offering of the shares offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the shares offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for shares pursuant to those contracts and the commissions payable for solicitation of the contracts.

        Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the shares originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the shares sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

        Each issuance of shares offered under this prospectus will be a new issue of our common stock, which is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market or on the exchange on which the stock offered is then listed, subject (if applicable) to official notice of issuance. Any underwriters to whom we sell shares for public offering and sale may make a market in the shares that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

        The anticipated date of delivery of the shares offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

        In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by us in compliance with all other applicable state securities laws and regulations.

        Cubist will pay all expenses of the registration of the shares.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Bingham McCutchen LLP, Boston, Massachusetts, will provide us with an opinion as to the legality of the issuance of the shares on our behalf. Justin P. Morreale and Julio E. Vega, partners at Bingham McCutchen LLP, are each an Assistant Secretary of Cubist.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee	$6,067.50
Legal Fees and Expenses	$20,000.00
Printing Expenses	$10,000.00
Accountants' Fees and Expenses	$9,500.00
Miscellaneous Costs	5,000.00
Total	$50,567.50

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Cubist, other than underwriting discounts and selling commissions, if any.

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

        The Restated Certificate of Incorporation and the Amended and Restated By-Laws of Cubist, copies of which are filed herein as Exhibits 3.1 and 3.2, provide for advancement of expenses and indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

        A certain registration rights agreement provides for indemnification by Cubist of certain holders of 5 1/2% subordinated convertible notes who may be considered controlling persons against certain liabilities under the Securities Act, the Securities Exchange Act, state securities laws or otherwise, and provide for indemnification by such note holders and their directors, officers and certain control persons against certain liabilities under the Securities Act, the Securities Exchange Act, state securities laws or otherwise.

Item 16. Exhibits

Exhibits
1.1	Form of Underwriting Agreement *
3.1	Restated Certificate of Incorporation of Cubist (incorporated by reference to Exhibit 3 to Cubist's Quarterly Report on Form 10-Q filed on August 12, 1999) (File No. 000-21379).
3.2	Amended and Restated By-Laws of Cubist, as amended to date (incorporated by reference to Exhibit 3.4 to Cubist's Registration Statement on Form S-1) (Registration No. 333-6795).
4.1	Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 to Cubist's Annual Report on Form 10-K filed on March 28, 2003) (Registration No. 000-21379).
4.2	Rights Agreement dated as of July 21, 1999 between Cubist and BankBoston, N.A. as Rights Agent (incorporated by reference to Exhibit 99.1 to Cubist's Report on Form 8-K filed on July 30, 1999) (File No. 000-21379).
4.3	First Amendment dated as of March 7, 2000 to the Rights Agreement, dated as of July 21, 1999 between Cubist and Fleet National Bank f/k/a BankBoston, N.A. as Rights Agent (incorporated by reference to Exhibit 4.2 to Cubist's Registration Statement on Form 8-A/A filed on March 9, 2000) (File No. 000-21379)
5	Opinion of Bingham McCutchen LLP.
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included in signature pages hereto).

*
To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Cubist Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on this 23rd day of June, 2003.

CUBIST PHARMACEUTICALS, INC.
By:	/s/ MICHAEL W. BONNEY
Michael W. Bonney President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL W. BONNEY Michael W. Bonney	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 23, 2003
/s/ DAVID W.J. MCGIRR David W.J. McGirr	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2003
* Scott M. Rocklage	Chairman of the Board of Directors	June 23, 2003
/s/ KENNETH M. BATE Kenneth M. Bate	Director	June 23, 2003
* Susan Bayh	Director	June 23, 2003
* John K. Clarke	Director	June 23, 2003
* David Martin	Director	June 23, 2003
* Walter Maupay	Director	June 23, 2003
/s/ J. MATTHEW SINGLETON J. Matthew Singleton	Director	June 23, 2003
* John Zabriskie	Director	June 23, 2003
*By:	/s/ DAVID W.J. MCGIRR
David W.J. McGirr Attorney-in-Fact

EXHIBIT INDEX

Exhibits
1.1	Form of Underwriting Agreement*
3.1	Restated Certificate of Incorporation of Cubist (incorporated by reference to Exhibit 3 to Cubist's Quarterly Report on Form 10-Q filed on August 12, 1999) (File No. 000-21379).
3.2	Amended and Restated By-Laws of Cubist, as amended to date (incorporated by reference to Exhibit 3.4 to Cubist's Registration Statement on Form S-1) (Registration No. 333-6795).
4.1	Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 to Cubist's Annual Report on Form 10-K filed on March 28, 2003) (Registration No. 000-21379).
4.4	Rights Agreement dated as of July 21, 1999 between Cubist and BankBoston, N.A. as Rights Agent (incorporated by reference to Exhibit 99.1 to Cubist's Report on Form 8-K filed on July 30, 1999) (File No. 000-21379).
4.5	First Amendment dated as of March 7, 2000 to the Rights Agreement, dated as of July 21, 1999 between Cubist and Fleet National Bank f/k/a BankBoston, N.A. as Rights Agent (incorporated by reference to Exhibit 4.2 to Cubist's Registration Statement on Form 8-A/A filed on March 9, 2000) (File No. 000-21379)
5	Opinion of Bingham McCutchen LLP.
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included in signature pages hereto).

*
To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE
CUBIST PHARMACEUTICALS, INC.
RISK FACTORS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX